Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696    Fax (973) 402-4042

Wireless Telecom Group Announces Resignation of Savio Tung
As Chairman of the Board and Director

NEWS RELEASE
Contact:	Robert Censullo
(973) 386-9696

For Immediate Release

Friday, May 14, 2010

Parsippany, N.J. – Wireless Telecom Group, Inc. (NYSEAmex: WTT) (the“Company”) announced today the resignation of Savio Tung as Chairman of the Board and as a Director of the Company. His resignation is effective immediately.  Mr. Tung has served as the Chairman of the Board since July 2005.

Succeeding Mr. Tung as Chairman of the Board is Mr. Adrian Nemcek, who, as a member of the Board since July 2007, has provided valuable insights and guidance during his appointment to the Board through his extensive experience in the wireless industry.

"On behalf of the Board we want to thank Savio for the many years of invaluable advice and service he has provided to the Board of Directors. His considerable contributions to the Company are truly appreciated," said Paul Genova Chief Executive Officer.

About Wireless Telecom Group

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands.  Its complementary suite of high performance instruments and components includes peak power meters, signal analyzers, power splitters, combiners, diplexers, noise modules, precision noise generators, and passive inter-modulation testers.  The Company serves both commercial and government markets with workflow-oriented, built-for-purpose solutions in cellular/mobile, WiFi, WiMAX, private mobile radio, satellite, cable, radar, avionics, medical, and computing applications.   Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.